Exhibit 99.1

Cryoport Doubles Revenues for Fiscal 2013

Sales Growth Continues to Ramp in Fiscal 2014

LAKE FOREST, CA – June 6, 2013 — Cryoport, Inc. (OTCBB: CYRX) today announced preliminary financial results for the fiscal fourth quarter and year ended March 31, 2013. Revenues for fiscal 2013 were $1.1 million, an increase of 98%, compared with revenues of $556,000 in fiscal 2012. Operating expenses in fiscal 2013 were $5.8 million, down 12%, compared with operating expenses of $6.6 million in fiscal 2012. Excluding stock-based expenses, operating expenses in fiscal 2013 were $5.1 million, down 15%, compared with $6.0 million in fiscal 2012. The net loss in fiscal 2013 was $6.4 million, compared with a net loss of $7.8 million in fiscal 2012.

In the fourth quarter of fiscal 2013 revenues were $368,000, up 108%, compared with revenues of $177,000 in the fourth quarter of fiscal 2012.

Cryoport’s Chief Executive Officer, Jerrell Shelton, commented, “I’m pleased to report that in fiscal 2013, we moved forward on all fronts. We are seeing the beginning of the positive impact of our expanded customer-centric business model offering a full range of cold chain logistics solutions. Sales growth accelerated throughout fiscal 2013 due to consistent performance from our sales team and some large client wins. We have had six consecutive quarters of revenue growth, doubled our customer base over the past twelve months, continued to penetrate the In Vitro Fertilization market, and are expanding partnerships to extend Cryoport’s sales and marketing reach. Those trends are continuing in fiscal 2014, and based on our current annualized revenue run rate of $1.8 million, planning discussions with clients, and the eventual raising of additional capital, we expect revenue in fiscal 2014 to grow at an accelerated pace.

“Moving forward, we will maintain our long-term view of the market opportunity and stay true to our strategic plan. Our goal is to be the leading provider of logistics services to the biotech and life sciences industries. We are successfully transitioning from a ‘one service fits all’ approach to being a logistics solutions company developing customized plans to meet client-defined needs. In addition to sales of our basic turnkey solution, our customer-integrated solution is being particularly well received, and we also have customers utilizing our customer-staged, customer-managed, and distribution partner models. We are experiencing increased attention from integrators and freight forwarders, which provides us with additional opportunities for revenue producing partnerships. We are also in the early stages of making inroads into animal husbandry.

“In fiscal 2014 and beyond, I believe we can drive shareholder value by becoming even more effective in increasing market awareness, serving customer needs, efficiently managing expenses, and prudently investing capital raised in support of our growth plans. The Cryoport team is motivated for success.”

Robert Stefanovich, Chief Financial Officer, said, “In addition to our new customer growth, our fiscal 2013 results reflect our diligence on the management of expenses. We are continually examining all opportunities to better align our costs with revenue generation.”

The Company intends to report full financial results for fiscal 2013 on Form 10K during the last week of June 2013.

About Cryoport, Inc.

Cryoport provides leading edge frozen shipping logistics solutions to the biotechnology and life science industries through the combination of purpose built proprietary hardware and software technologies and total turnkey management of the entire logistics process. Cryoport Express® liquid nitrogen dry vapor shippers are validated to maintain a constant -150°C temperature for a 10 plus day dynamic shipment duration, and its Cryoportal™ Logistics Management Platform manages the entire shipment process, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. Cryoport’s total turnkey logistics solutions offer reliability, cost effectiveness, and convenience, while the use of recyclable and reusable components provides a “green” and environmentally friendly solution. Cryoport service options include recording the “chain of condition” and “chain of custody” for all shipments thereby meeting the exacting requirements for scientific work and for regulatory purposes. For more information visit www.cryoport.com.

Forward Looking Statements

Statements in this press release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company’s cash flow, market acceptance risks, and technical development risks. The company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the company’s SEC reports including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2012. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Contact:

LHA

Don Markley

310-691-7100

dmarkley@lhai.com

@LHA_IR_PR